Filed Pursuant to Rule 433

Registration No. 333-217116

Dated: April 9, 2018

PRICING TERM SHEET

U.S.$500,000,000 SENIOR NON PREFERRED FLOATING RATE NOTES DUE 2023

Issuer:	Banco Santander, S.A.

Series Number:	36

Issuer Ratings: *	A3 (stable) Moody’s / A (stable) S&P / A- (stable) Fitch

Expected Notes Ratings: *	Baa1 Moody’s / A- S&P / A- Fitch

Status:	Senior Non Preferred

Principal Amount:	U.S.$500,000,000

Form of Issuance:	SEC Registered

Pricing Date:	April 9, 2018

Settlement Date: **	April 12, 2018 (T+3)

Maturity Date:	April 12, 2023

Type of Interest Rate:	Floating Rate

Interest Rate Basis (Benchmark):	3-Month USD LIBOR, Reuters page LIBOR01

Spread to LIBOR	L + 112 bps

Price to Public:	100.000% of the Principal Amount

Underwriting Discount and Commission:	0.300%

Proceeds to Issuer (before Expenses reimbursed to the Issuer):	99.700% ($498,500,000)

Expenses reimbursed to the Issuer (excluding the Underwriting Discount and Commission):	$ 57,372

Net Proceeds (after Underwriting Discount and Commission and including Expenses reimbursed to the Issuer):	$498,557,372

Interest Payment Dates:

Quarterly on January 12, April 12, July 12 and October 12 of each year, beginning July 12, 2018 (each a “Floating Rate Notes Interest Payment Date”). Interest will be paid to holders of record of the Floating Rate Notes in respect of the principal amount thereof outstanding 15 calendar days preceding the relevant Floating Rate Note Interest Payment Date, whether or not a Business Day; provided, however, that interest payable on the maturity date or any redemption date shall be payable to the person to whom the principal of such Floating Rate Notes shall be payable.

If any Floating Rate Notes Interest Payment Date (other than the maturity date or any redemption date) falls on a day that is not a Business Day, the Floating Rate Notes Interest Payment Date will be postponed to the next succeeding Business Day and interest will accrue to but excluding such Floating Rate Notes Interest Payment Date, except that if such Business Day falls in the next succeeding calendar month, the applicable Floating Rate Notes Interest Payment Date will be the immediately preceding Business Day.

If the maturity date or any redemption date of the Floating Rate Notes falls on a day that is not a Business Day, the payment of principal, premium and Additional Amounts, if any, and interest, if any, otherwise payable on such date will be postponed to the next succeeding Business Day, and no interest on such payment will accrue from and after the maturity date or such redemption date, as applicable.

Interest Reset Date:	The interest rate will be reset quarterly on January 12, April 12, July 12 and October 12, of each year, beginning July 12, 2018 through January 12, 2023 (each an “Interest Reset Date”). However, if any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date will be the next succeeding day that is a Business Day, except that if the next succeeding Business Day falls in the next succeeding calendar month, the applicable Interest Reset Date will be the immediately preceding Business Day.

Floating Rate Notes Interest Period:	The interest periods will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date, except that (i) the final interest period will be the period from and including the Interest Reset Date immediately preceding the maturity date to but excluding the maturity date and (ii) the initial interest period will be the period from and including the Settlement Date to but excluding the first Interest Reset Date (each a “Floating Rate Notes Interest Period”).

Floating Rate Notes Interest Rate:

The interest rate per year for the Floating Rate Notes in any Floating Rate Notes Interest Period will be equal to 3-Month USD LIBOR plus 112 basis points (the “Floating Rate Notes Interest Rate”), as determined by the Calculation Agent. The Floating Rate Notes Interest Rate in effect for the 15 calendar days prior to any redemption date earlier than the maturity date will be the Floating Rate Notes Interest Rate in effect on the 15th day preceding such earlier redemption date.

The Floating Rate Notes Interest Rate will be limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Upon the request of any holder of Floating Rate Notes, the Calculation Agent will provide the Floating Rate Notes Interest Rate then in effect and, if determined, the Floating Rate Notes Interest Rate that will become effective on the next Interest Reset Date.

Day Count Fraction:	Actual/360 (adjusted)

Business Days:	New York City, London and TARGET 2

London Business Day:	A day on which dealings in deposits in U.S. dollars are transacted in the London interbank market and the Trans-European Automated Real-time Gross Settlement Express Transfer system (the “TARGET2 System”), or any successor thereto, is open for business.

Interest Determination Date:	The Calculation Agent will determine 3-Month USD LIBOR for each Floating Rate Notes Interest Period on the second London Business Day prior to the first day of such Floating Rate Notes Interest Period (the “Interest Determination Date”).

3-Month USD LIBOR:

With respect to any Interest Determination Date, will be the offered rate for deposits of U.S. dollars having a maturity of three months that appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such Interest Determination Date. If on an Interest Determination Date, such rate does not appear on the “Reuters Page LIBOR01” as of 11:00 a.m., London time, or if “Reuters Page LIBOR01” is not available on such date, the Calculation Agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P. page “BBAM” on an Interest Determination Date, LIBOR will be determined for such Interest Determination Date on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in U.S. dollars are offered to prime banks in the London inter-bank market by four major banks in such market selected by the Issuer, for a term of three months commencing on the applicable Interest Reset Date and in a principal amount equal to an amount that in the judgment of the Calculation Agent is representative for a single transaction in U.S. dollars in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, 3-Month USD LIBOR for such Floating Rate Notes Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, 3-Month USD LIBOR for such Floating Rate Notes Interest Period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in New York City on such Interest Determination Date by three major banks in New York City, selected by the Issuer, for loans in U.S. dollars to leading European banks, for a term of three months commencing on the applicable Interest Reset Date and in a principal amount equal to an amount that in the judgment of the Calculation Agent is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected are not quoting as mentioned above, the then-existing 3-Month USD LIBOR rate will remain in effect for such Floating Rate Notes Interest Period, or, if none, the interest rate will be the initial interest rate.

All percentages resulting from any calculation of any Floating Rate Notes Interest Rate will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. The amount of interest payable in respect of each Floating Rate Note will be calculated by applying the applicable Floating Rate Notes Interest Rate for such Floating Rate Notes Interest Period to the outstanding principal amount of such Floating Rate Notes, multiplying the product by the actual number of days in such Floating Rate Notes Interest Period and dividing by 360. Each calculation of the Floating Rate Notes Interest Rate by the Calculation Agent will (in the absence of manifest error) be final and binding on us, the trustee and the noteholders of the Floating Rate Notes.

Promptly upon such determination, the Calculation Agent will notify the Issuer and the Trustee (if the Calculation Agent is not the Trustee) of the Floating Rate Notes Interest Rate for the new Floating Rates Notes Interest Period.

Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof

Listing:	New York Stock Exchange

Trustee and Principal Paying Agent and Calculation Agent:	Bank of New York Mellon

Governing Law:	New York law, except that certain provisions of the Floating Notes and the Indentures related to the status of the Floating Rate Notes shall be governed and construed in accordance with Spanish Law.

U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the Senior Non Preferred Notes by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations” in the base prospectus. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances, including any special tax accounting rules to which certain U.S. investors may be subject under section 451(b) of the U.S. Internal Revenue Code.

CUSIP / ISIN:	05964H AH8/US05964HAH84

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC Santander Investment Securities Inc.

Co-Leads:	Bankia S.A. Bankinter S.A. Kutxabank S.A.

On July 27, 2017, the UK Financial Conduct Authority (‘‘FCA’’) announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR rates after 2021 (the “FCA Announcement”). It is not possible to predict the effect of the FCA Announcement, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR, including to the rules promulgated by the FCA in relation thereto, that will be enacted in the UK and elsewhere, which may adversely affect the trading market and the value of LIBOR based securities, including the Floating Rate Notes, or result in a change in the manner of administration of benchmarks, with the result that they may perform differently than in the past and the phasing out of LIBOR or other benchmarks as a reference rate for securities. In addition, any changes announced by the FCA (including the FCA Announcement), ICE Benchmark Administration Limited as independent administrator of LIBOR or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, the level of interest payments and the value of the Floating Rate Notes may be affected. Further, uncertainty as to the extent and manner in which the UK government’s recommendations following its review of LIBOR in September 2021 will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR based securities and the value of the Floating Rate Notes.

*	Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the Floating Notes. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.
**	Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Floating Rate Notes prior to the delivery of the Floating Rate Notes will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the prospectus from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll free 1-800-294-1322, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, J.P. Morgan Securities LLC by calling collect 1-212-834-3345 and Santander Investment Securities Inc. by calling toll free 1-855-403-3636.

PRICING TERM SHEET

U.S.$1,250,000,000 3.848% SENIOR NON PREFERRED FIXED RATE NOTES DUE 2023

Issuer:	Banco Santander, S.A.

Series Number:	37

Issuer Ratings: *	A3 (stable) Moody’s / A (stable) S&P / A- (stable) Fitch

Expected Notes Ratings: *	Baa1 Moody’s / A- S&P / A- Fitch

Status:	Senior Non Preferred

Principal Amount:	U.S.$1,250,000,000

Form of Issuance:	SEC Registered

Pricing Date:	April 9, 2018

Settlement Date: **	April 12, 2018 (T+3)

Maturity Date:	April 12, 2023

Benchmark Treasury:	2.500% UST due March 31, 2023

Benchmark Treasury Yield:	2.598%

Spread to Benchmark Treasury:	T+ 125 bps

Re-offer Yield:	3.848%

Coupon:	3.848%

Price to Public:	100.000% of the Principal Amount

Underwriting Discount and Commission:	0.300%

Proceeds to Issuer (before Expenses reimbursed to the Issuer):	99.700% (U.S.$ 1,246,250,000)

Expenses reimbursed to the Issuer (excluding the Underwriting Discount and Commission):	U.S. $143,429

Net Proceeds (after Underwriting Discount and Commission and including Expenses reimbursed to the Issuer):	U.S.$1,246,393,429

Interest Payment Dates:	Semi-annually on April 12 and October 12 of each year, beginning October 12, 2018. Interest will be paid to holders of record of the Fixed Rate Notes in respect of the principal amount thereof outstanding 15 calendar days preceding the relevant Interest Payment Date, whether or not a Business Day.

Day Count Fraction:	30/360 (modified unadjusted)

Business Days:	New York City, London and TARGET 2

Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof

Listing:	New York Stock Exchange

Trustee and Principal Paying Agent and Calculation Agent:	Bank of New York Mellon

Governing Law:	New York law, except that certain provisions of the Notes and the Indentures related to the status of the Notes shall be governed and construed in accordance with Spanish Law.

U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the Senior Non Preferred Notes by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations” in the base prospectus. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances, including any special tax accounting rules to which certain U.S. investors may be subject under section 451(b) of the U.S. Internal Revenue Code.

CUSIP / ISIN:	05964H AG0/US05964HAG02

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC Santander Investment Securities Inc.

Co-Leads:	Bankia S.A. Bankinter S.A. Kutxabank S.A.

*	Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the Senior Non Preferred Notes. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.
**	Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Non Preferred Notes prior to the delivery of the Senior Non Preferred Notes will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the prospectus from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll free 1-800-294-1322, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, J.P. Morgan Securities LLC by calling collect 1-212-834-3345 and Santander Investment Securities Inc. by calling toll free 1-855-403-3636.

PRICING TERM SHEET

U.S.$ 1,250,000,000 4.379% SENIOR NON PREFERRED FIXED RATE NOTES DUE 2028

Issuer:	Banco Santander, S.A.

Series Number:	38

Issuer Ratings: *	A3 (stable) Moody’s / A (stable) S&P / A- (stable) Fitch

Expected Notes Ratings: *	Baa1 Moody’s / A- S&P / A- Fitch

Status:	Senior Non Preferred

Principal Amount:	U.S. $1,250,000,000

Form of Issuance:	SEC Registered

Pricing Date:	April 9, 2018

Settlement Date: **	April 12, 2018 (T+3)

Maturity Date:	April 12, 2028

Benchmark Treasury:	2.750% UST due February 15, 2028

Benchmark Treasury Yield:	2.779%

Spread to Benchmark Treasury:	T+160 bps

Re-offer Yield:	4.379%

Coupon:	4.379%

Price to Public:	100.000% of the Principal Amount

Underwriting Discount and Commission:	0.450%

Proceeds to Issuer (before Expenses reimbursed to the Issuer):	99.550% ($1,244,375,000)

Expenses reimbursed to the Issuer (excluding the Underwriting Discount and Commission):	$143,429

Net Proceeds (after Underwriting Discount and Commission and including Expenses reimbursed to the Issuer):	U.S.$1,244,518,429

Interest Payment Dates:	Semi-annually on April 12 and October 12 of each year, beginning October 12, 2018. Interest will be paid to holders of record of the Fixed Rate Notes in respect of the principal amount thereof outstanding 15 calendar days preceding the relevant Interest Payment Date, whether or not a Business Day.

Day Count Fraction:	30/360 (modified unadjusted)

Business Days:	New York City, London and TARGET 2

Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof

Listing:	New York Stock Exchange

Trustee and Principal Paying Agent and Calculation Agent:	Bank of New York Mellon

Governing Law:	New York law, except that certain provisions of the Notes and the Indentures related to the status of the Notes shall be governed and construed in accordance with Spanish Law

U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the Senior Non Preferred Notes by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations” in the base prospectus. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances, including any special tax accounting rules to which certain U.S. investors may be subject under section 451(b) of the U.S. Internal Revenue Code.

CUSIP / ISIN:	05964H AJ4/US05964HAJ41

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC Santander Investment Securities Inc.

Co-Leads:	Bankia S.A. Bankinter S.A. Kutxabank S.A.

*	Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the Senior Non Preferred Notes. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.
**	Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Second Ranking Senior Non Preferred Notes prior to the delivery of the Senior Non Preferred Notes will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the prospectus from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll free 1-800-294-1322, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, J.P. Morgan Securities LLC by calling collect 1-212-834-3345 and Santander Investment Securities Inc. by calling toll free 1-855-403-3636.